Exhibit 99.1

Press Release	PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009
	Contact:	Ken Hastings 425.468.7530

FOR IMMEDIATE RELEASE

PACCAR Names Preston Feight as Chief Executive Officer

April 18, 2019, Bellevue, Washington – PACCAR Inc announced today that its Board of Directors has elected Preston Feight as chief executive officer (CEO) effective July 1, 2019. Mr. Feight was also elected as a member of the Board of Directors, effective on the same date. Preston Feight is currently executive vice president of PACCAR and succeeds Ron Armstrong who has served as the company’s chief executive officer since April 2014. Ron Armstrong will retire from the company and the Board on June 30, 2019. Mark Pigott remains as executive chairman and will continue to provide strategic counsel to the company.

“Preston Feight is an outstanding leader who has made significant contributions to PACCAR’s excellent record of profitable growth and its industry-leading products and services,” shared Mark Pigott. “I congratulate Preston on his promotion to chief executive officer and welcome him to the Board. On behalf of the Board and all PACCAR employees, I would like to thank Ron Armstrong for his five excellent years of outstanding leadership and strategic vision as PACCAR’s chief executive officer.”

Mr. Armstrong’s 25 years with PACCAR has seen the company enhance its global technology leadership. During his tenure as CEO, PACCAR achieved many records, including revenue, net income, and stockholders’ equity, introduced new products and increased market share.

A long-time industry leader, Preston Feight, age 51, has been instrumental in PACCAR delivering revenue and profit growth, in addition to having an integral role in the development of many of PACCAR’s vehicle and powertrain products. Preston has been with PACCAR for twenty-one years with leadership roles as President of DAF Trucks, Vice President and General Manager of Kenworth Truck Company as well as Assistant General Manager Sales and Marketing and Chief Engineer at Kenworth. Preston earned a BS degree in Mechanical Engineering from Northern Arizona University and a MS degree in Engineering Management from the University of Colorado.

“This year, PACCAR is celebrating its 114th year and the company is the quality and innovation leader in its industry. PACCAR has an excellent record of outstanding financial performance, industry leading commercial vehicles, as well as innovative aftermarket parts and financial services,” said Preston Feight. “PACCAR’s technology focus has positioned the company as a leader in advanced powertrains such as diesel, electric and hydrogen fuel cells, as well as sophisticated driver assistance systems and truck connectivity. PACCAR’s truck factories and distribution facilities are world class with integrated manufacturing systems. I thank Mark and the Board for the privilege to lead PACCAR and its 28,000 employees in our goal of delivering profitable growth, superb customer service, and excellent shareholder returns.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Global Select market, symbol PCAR. Its homepage is www.paccar.com.